Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 8, 2013, relating to the consolidated financial statements and financial statement schedule of Broadridge Financial Solutions, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2013.

/s/ DELOITTE & TOUCHE LLP

New York, New York

December 9, 2013